Contact:           Robert E. Rout
                        Senior Executive Vice President,
                        Chief Financial Officer and Secretary
                        724-465-1487

TO BE RELEASED:

9:00 a.m., Tuesday, July 17, 2007

S&T Bancorp, Inc. Announces Earnings

Indiana, Pennsylvania, S&T Bancorp, Inc. - (NASDAQ:STBA) today announced net income of $13.9 million or $0.56 diluted earnings per share for the second quarter of 2007, compared to $11.2 million of net income and $0.43 diluted earnings per share for the second quarter ended June 30, 2006.

For the six months ended June 30, 2007, net income totaled $27.2 million, and diluted earnings per share was $1.08, as compared to $25.5 million of net income and $0.97 diluted earnings per share for the six months ended June 30, 2006, representing a 7 percent and an 11 percent increase, respectively.

Annualized return on average equity for the six months ended June 30, 2007 was 16.81 percent as compared to 14.62 percent in the year ago period and 15.37 percent for the full year 2006. Year-to-date annualized return on average assets through June 30, 2007 was 1.64 percent compared with 1.58 percent in the first half of 2006 and 1.64 percent for the full year 2006.

James C. Miller, chairman and chief executive officer, commented, "We are pleased with our overall financial performance this quarter and for the first six months of 2007. Our staff worked very hard to do what was necessary to stabilize our net interest margin in a persistently difficult rate environment. Positive loan and core deposit growth were particularly important contributors to our performance. Our staff is also doing a very good job of working through the credit problems we encountered last year. We have seen significant improvement in nonperforming loan classifications, and net charge-offs for 2007 are well below historical averages."

Nonperforming assets totaled $15.6 million or 0.46 percent of total assets at June 30, 2007 as compared to $20.5 million or 0.61 percent at March 31, 2007 and $20.4 million or 0.61 percent at December 31, 2006. Net loan charge-offs on an annualized basis for the first six months of 2007 were $0.9 million or 0.07 percent of average loans compared to $5.2 million or 0.41 percent for the first six months of 2006.

The allowance for loan losses at June 30, 2007 was $35.8 million or 1.31 percent of total loans, as compared to $35.3 million or 1.29 percent at March 31, 2007 and $33.2 million or 1.25 percent at December 31, 2006. Included in the allowance for loan losses at June 30, 2007 is $3.4 million of specific reserves for impaired loans. For the six months ended June 30, 2007, the provision for loan losses was $3.5 million as compared to $7.2 million for the six months ended June 30, 2006. The provision, which is based upon management's detailed quarterly analysis of the adequacy of the allowance for loan losses, is directionally consistent with the changes in asset quality and the improvement in net charge-offs and nonaccrual loans.

Net interest income on a fully taxable equivalent basis for the second quarter of 2007 was $30.2 million, an increase of $0.9 million or 3 percent, as compared to $29.2 million for the same period of 2006. Net interest income on a fully taxable equivalent basis for the six months ended June 30, 2007 was $59.6 million, a $1.2 million or 2 percent increase, compared to $58.4 million for the six months ended June 30, 2006. The net interest margin, on a fully taxable equivalent basis, was 3.86 percent, 3.84 percent and 3.85 percent for the second quarter, first quarter and six months ended June 30, 2007, respectively. For the same periods in 2006, the net interest margin was 3.82 percent, 3.94 percent and 3.88 percent, respectively.

Earning assets have increased $62.0 million over the past 12 months, primarily driven by a $72.2 million or 4 percent increase in commercial lending and a $46.6 million or 8 percent increase in consumer lending. During that 12-month period, commercial construction and real estate loans decreased $1.6 million, and commercial and industrial loans increased $73.8 million. Investment securities were reduced over the same 12-month period by $56.8 million as the risk reward opportunities for leveraging activities have been significantly reduced by a flat and inverted yield curve. Deposits increased $127.6 million or 5 percent over the same period.

Todd Brice, president and chief operating officer, commented, "Our relationship banking strategy continues to be the driving force behind our growth. Providing ancillary services to our traditional loan and deposit customers, such as wealth management, cash management, insurance and other related products, has strengthened those relationships and contributes significantly to our overall revenues. Growing core deposit funding to support our lending growth also is an important component of that strategy. Continuing to expand our physical franchise in newer markets such as Altoona, O'Hara Township and the Squirrel Hill area of Pittsburgh is proving to be very helpful in gathering core deposits and expanding the S&T brand in general."

Noninterest income, excluding net security gains, decreased $0.2 million to $17.6 million for the six-month period ended June 30, 2007, as compared to $17.8 million for the same year ago period. The primary causes of this relatively flat performance were reduced deposit service charges and a $0.4 million accrual methodology change for wealth management that increased revenue in the first quarter of 2006. Fee revenues from insurance and debit/credit card activities increased $0.4 million and $0.2 million, respectively, for the six-month period ending June 30, 2007 as compared to the same period of 2006.

Net equity investment security gains for the first half of 2007 were $2.1 million, a $0.9 million decrease from the same period of 2006 due to less market opportunities and de-emphasis of this portfolio as a core revenue source. The equity securities portfolio has a market value of $44.9 million and net unrealized gains of $10.4 million as of June 30, 2007, as compared to $58.5 million and $17.8 million, respectively, at June 30, 2006.

Noninterest expense increased $1.4 million or 4 percent to $35.6 million for the first six months of 2007, as compared to $34.2 million for the 2006 period. The increase is related to the effect of year-end merit increases, higher incentive accruals now that plans are primarily earnings per share based, and higher medical plan expenses. Full-time equivalent staff decreased by 10 to 792 primarily as a result of productivity initiatives in retail. Occupancy and equipment expense increased $0.7 million during the six-month period as a result of several facility remodelings and additions that occurred during the last 12 months. Also affecting noninterest expense comparisons of 2007 and 2006 is a $0.4 million reduction in the reserve for unfunded commitments in 2007 and a $0.7 million write-down established in 2006 on a commercial property acquired through foreclosure. The efficiency ratio, which measures noninterest expense to noninterest income, excluding net security gains, plus net interest income on a fully taxable equivalent basis, was 46 percent and 45 percent for the six-month periods ended June 30, 2007 and 2006, respectively.

S&T Bancorp, Inc. declared a common stock quarterly dividend of $0.30 per share on June 18, 2007 which is payable on July 25, 2007 to shareholders of record as of June 29, 2007. This dividend represents a 3.4 percent increase over the $0.29 per share quarterly dividend declared a year ago and a 3.6 percent projected annual yield utilizing the June 30, 2007 closing market price of $32.90. The S&T Bancorp, Inc. Board of Directors authorized stock buyback programs in 2005 and 2006 of one million shares each, or approximately 4 percent of shares outstanding in each year. On June 18, 2007, the S&T Bancorp, Inc. Board of Directors authorized an additional buyback program of one million shares until June 30, 2008. During 2006, S&T repurchased 1,031,700 shares through these programs at an average cost of $34.19 per share. During 2007, S&T has repurchased 951,400 shares at an average price of $32.74.

Headquartered in Indiana, Pa., S&T Bancorp, Inc. operates 50 offices within Allegheny, Armstrong, Blair, Butler, Cambria, Clarion, Clearfield, Indiana, Jefferson and Westmoreland counties. With assets of $3.4 billion, S&T Bancorp, Inc. stock trades on the NASDAQ Global Select Market under the symbol STBA.

This information may contain forward-looking statements regarding future financial performance which are not historical facts and which involve risks and uncertainties. Actual results and performance could differ materially from those anticipated by these forward-looking statements. Factors that could cause such a difference include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, asset quality, including real estate and other collateral values, and competition. This information should be read in conjunction with the audited financial statements and analysis as presented in the Annual Report on Form 10-K for S&T Bancorp, Inc. and subsidiaries.